Filed Pursuant to Rule 424(b)(3)
                                                             File No. 333-117019

PROSPECTUS

                                  NESTOR, INC.

                         427,397 SHARES OF COMMON STOCK

                       ----------------------------------


This prospectus relates to resale by Laurus Master Fund, Ltd., the selling stockholder, of up to 427,397 shares of our common stock consisting of:

     o 402,857 shares of our common stock issuable upon the conversion of the principal amount of an outstanding convertible note that we previously issued to the selling stockholder in a private placement; and

     o 24,540 shares of our common stock issuable upon the conversion of the interest payments of to be due on that convertible note.

Our common stock is traded on the OTC Bulletin Board under the symbol "NESO." The last reported sale price for our common stock on the OTC Bulletin Board on August 12, 2004 was $4.45 per share. You are urged to obtain current market quotations for our common stock. The selling stockholder may offer its shares of common stock from time to time, in the open market, in privately negotiated transactions, in an underwritten offering, or a combination of methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholder may engage brokers or dealers who may receive commissions or discounts from the selling stockholder. Any broker-dealer acquiring the common stock from the selling stockholder may sell these securities in normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, to its customers or through a combination of methods. See "Plan of Distribution" beginning on page 22. We will bear all of the expenses and fees incurred in registering the shares offered by this prospectus.



                        --------------------------------



INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF THE RISKS ASSOCIATED WITH OUR BUSINESS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                 The date of this prospectus is August 13, 2004.

                                TABLE OF CONTENTS

                                                                     PAGE

         PROSPECTUS SUMMARY...........................................3

         THE OFFERING.................................................3

         RECENT DEVELOPMENTS..........................................4

         RISK FACTORS.................................................6

         SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION...........13

         USE OF PROCEEDS..............................................14

         SELLING STOCKHOLDER..........................................15

         DESCRIPTION OF CAPITAL STOCK.................................16

         DESCRIPTION OF THE CONVERTIBLE NOTE..........................17

         PLAN OF DISTRIBUTION.........................................22

         LEGAL MATTERS................................................23

         EXPERTS......................................................23

         WHERE YOU CAN FIND MORE INFORMATION..........................24

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............24


     Nestor, Inc.'s executive offices are located at 400 Massasoit Avenue, Suite 200, East Providence, Rhode Island 02914-2020, our telephone number is (401) 434-5522 and our Internet address is http://www.nestor.com. The information on our Internet website is not incorporated by reference in this prospectus. Unless the context otherwise requires references in this prospectus to "Nestor," "we," "us," and "our" refer to Nestor, Inc. and its subsidiaries and references to "NTS" refer to our subsidiary Nestor Traffic Systems, Inc. and its subsidiary.

     Nestor, Nestor Traffic Systems, and CrossingGuard are registered trademarks of ours.

     This prospectus is accompanied by our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, by Amendment Number 1 on Form 10-K/A to that Report and by our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004.

     We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                               PROSPECTUS SUMMARY


     This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

                                  NESTOR, INC.

     Nestor, Inc., through its wholly owned subsidiary, Nestor Traffic Systems, Inc., provides innovative, video-based solutions and services for traffic safety. Its products incorporate Nestor's patented image processing technology into intelligent, real-time solutions that promote traffic efficiency and intersection safety.

     Nestor's traffic enforcement products use high speed image processing and target-tracking technology applied to real-time video scenes. The products use software and video cameras to detect a range of traffic-related elements at highways, intersections, and grade crossings.

     CrossingGuard(R) is an automated, video-based monitoring system that predicts and records the occurrence of a red light violation. The software, through a video camera, tracks vehicles approaching an intersection. Based on the vehicle's speed, acceleration, and distance from the intersection, the system predicts whether a red light violation will occur. If a violation is expected to occur, the system can send a signal to the traffic controller to request a brief extension of the red phase for cross traffic. This helps prevent a collision between the violator and vehicles in the cross traffic accelerating on a green signal. The system simultaneously records the violation sequence, including a close-up of the vehicle and license plate, and transmits video evidence electronically to the police department, which reviews the violation and issues a citation. Citation mailing and other back-office services are provided by Nestor.

CORPORATE INFORMATION

Our executive offices are located at 400 Massasoit Avenue, Suite 200, East Providence, Rhode Island 02914-2020, our telephone number is (401) 434-5522 and our Internet address is http://www.nestor.com. We are not including the information contained on our website as a part of, or incorporating it by reference into, this prospectus.



                                  THE OFFERING

Common Stock offered by
   selling stockholder..........   427,397 shares
Use of proceeds.................   Nestor will not receive any proceeds
                                   from the sale of shares in this offering.
OTC Bulletin Board symbol.......   NESO

                               RECENT DEVELOPMENTS



INCREASE IN AUTHORIZED CAPITAL

     On June 24, 2004, we amended our certificate of incorporation to increase the number of shares of our common stock that we are authorized to issue, from 20,000,000 shares to 30,000,000 shares. The was made to provide a sufficient number of shares of our stock for issuance in connection with future acquisitions, financings, strategic alliances, incentive stock awards and other general corporate purposes. We have no current plans, proposals or arrangements to issue any shares of common stock with the exception of the shares of common stock authorized under its certificate of incorporation before the amendment and previously reserved for issuance under the our outstanding stock options, convertible preferred stock, warrants and convertible notes. We have reserved 4,500,000 shares for issuance under our new stock incentive plan. See "Recent Developments -- Adoption of 2004 Stock Incentive Plan." The amendment to our certificate of incorporation was made after a vote of our stockholders at our annual meeting of stockholders approving the amendment.

INCREASE IN NUMBER OF DIRECTORS

     On June 24, 2004, an amendment to our by-laws, adopted by our board of directors on May 19, 2004, took effect. The amendment to our by-laws increases the maximum number of directors of the corporation to nine. The board of directors also set the number of directors at nine.

ELECTION OF NEW DIRECTORS

     On June 24, 2004, at our annual meeting of stockholders, our stockholders elected four new directors: James S. Bennett, Robert G. Flanders, Jr., William
J. Gilbane, Jr., and Donald R. Sweitzer.

     Mr. Bennett, 46, is an owner and Vice Chairman of the Board of Directors of Mitkem Corporation, which he founded in 1994. Previously, Mr. Bennett held top management positions in two other environmental laboratories, Coast to Coast Analytical and Ceimic Corporation, where his responsibilities included supervision of technical sales, budget and financial review and management and establishment of new offices and markets. Prior to entering the environmental business, Mr. Bennett was involved in securities trading, holding positions at Albert, Bennett & Company, Inc., Prudential-Bache Securities and Kidder, Peabody & Co., Inc. and played professional sports with the Atlanta Flames Hockey Club, Inc. organization. Mr. Bennett is a graduate of Brown University.

     Justice Flanders, 54, is an Associate Justice of the Supreme Court of Rhode Island, an office he has held since 1996. Prior to his appointment to the bench, he was a founder of the law firm of Flanders + Medeiros. Justice Flanders was also a partner at the law firm of Edwards & Angell, LLP, where he served as Chairman of the firm's Litigation Department and he began his legal career at the firm of Paul, Weiss, Rifkin, Wharton & Garrison. He has also served as assistant executive counsel to the Governor of Rhode Island, town solicitor for Glocester, Rhode Island and general counsel to the Rhode Island Solid Waste
Management Corporation. He ran for and was elected to the Town Council of Barrington, Rhode Island, on which he served two terms. Justice Flanders is a magna cum laude graduate of Brown University, where he was elected to Phi Beta Kappa, and he received his Juris Doctor from Harvard University Law School. Recently, after eight years of service on the Supreme Court, Justice Flanders announced that he will be resigning to pursue other challenges after the 2004 court term ends. He has been named "Distinguished Visiting Professor of Law" at the Roger Williams University Law School, where he will teach constitutional law.

     Mr. Gilbane, 57, is the president and chief operating officer of Gilbane Building Company, a position he has held since January 2004. From 2001 to 2003, Mr. Gilbane served as executive vice president of the company. Previously, Mr. Gilbane served as senior vice president of the company's New England Region for 18 years where he was responsible for 400 employees and approximately $500 million of annual construction work and also established five new district offices. He joined the company in 1970. Mr. Gilbane graduated from Brown University with a Bachelor of Science degree in political science.

     Mr. Sweitzer, 56, is Senior Vice President of Global Business Development and Public Affairs of GTECH Holdings Corporation and Chairman of GTECH's Government Affairs Committee. He is the former president of the Dorset Resource & Strategy Group, a public affairs company in Washington, D.C. He also served as the president and managing partner of Politics, Inc., a Kamber Company. He was the political director of the Democratic National Committee (DNC) in the first two years of the Clinton Administration, and from 1985-1989, he served as the finance director of the DNC. Prior to joining GTECH, Mr. Sweitzer was a frequent political commentator on CNN's Crossfire and other nationally syndicated programs and has lectured on politics and political campaigns at the John F. Kennedy School of Government at Harvard University; Northwestern University in Chicago; Kent State University in Ohio; and the American University in Washington.

ADOPTION OF 2004 STOCK INCENTIVE PLAN

     On April 8, 2004, our board of directors adopted, subject to approval by our stockholders, a new stock incentive plan. On June 24, 2004, at our annual meeting of stockholders, our stockholders approved the adoption of that new stock incentive plan. The stock incentive plan provides for the grant of options to purchase our common stock and the grant of restricted stock awards. Subject to adjustments for changes in our common stock and other events, the stock incentive plan allows us to grant up to 4,500,000 shares, either in the form of options to purchase a share or as restricted stock awards. If any grant under the stock incentive plan expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part or results in common stock not being issued, the unused stock covered by that grant will be available for future grants. The maximum number of shares of common stock with respect to which grants may be made during any calendar year to any person is 630,000 subject to adjustments for changes in our common stock and other events.

All of our employees, officers and directors are eligible for grants under the stock incentive plan. Our Board of Directors will administer the stock incentive plan or the may delegate its powers to committee of the Board. The Board may also delegate the power to grant awards under the stock incentive plan (except to officers) to one or more of our executive officers in compliance with Delaware law.

OUR PATENT INFRINGEMENT SUITS

     On June 22, 2004, the United States Patent and Trademark Office issued Patent Number 6,754,663 to us, describing a system using multiple cameras, including at least one video camera, to capture multiple images of a traffic light violation and a user interface that simultaneously displays those multiple images.

     On July 13, 2004, we filed a lawsuit for patent infringement against Redflex Traffic Systems, Inc., alleging that Redflex's automated red light enforcement systems infringe our U.S.Patent Number 6,754,663. This lawsuit is in addition to the ongoing lawsuit that we filed against Redflex in November 2003 alleging infringement of our U.S. Patent Number 6,188,329.

     On July 13, 2004, we notified Transol USA, Inc. that we intend to either amend our ongoing lawsuit against Transol, filed in November 2003 alleging that Transol's automated red light enforcement systems infringe our U.S. Patent Number 6,188,329, to include claims alleging that Transol's automated red light enforcement systems infringe our U.S. Patent Number 6,754,663 or to file an additional lawsuit against Transol alleging that Transol's automated red light enforcement systems infringe our U.S. Patent Number 6,754,663.

     We cannot give assurance that we will be successful in these actions. See "Risk Factors -- Our Intellectual Property Might Not Be Protectible, And, If We Fail To Protect And Preserve Our Intellectual Property, We May Lose An Important Competitive Advantage."

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

RISKS RELATED TO OUR BUSINESS

NESTOR HAS A HISTORY OF LOSSES AND WILL INCUR LOSSES IN THE FUTURE

     We have a history of net losses. For the years ended December 31, 2003, 2002, 2001, 2000 and 1999, our net losses have been approximately $4,890,000, $12,634,000, $1,565,000, $2,995,000 and $837,000, respectively. For the three-month period ended March 31, 2004, our net loss was approximately $ 525,000. We expect to incur continuing losses for the foreseeable future due to significant engineering, product delivery, marketing and general and administrative expenses, which losses could be substantial. As a result, we will need to generate significantly higher revenue to achieve profitability, which we may be unable to do. Even if we do achieve profitability, we may not be able to sustain or increase our profitability in the future.

NESTOR MAY NEED ADDITIONAL FINANCING, WHICH MAY BE DIFFICULT TO OBTAIN AND MAY RESTRICT OUR OPERATIONS AND DILUTE YOUR OWNERSHIP INTEREST

     We may need to raise additional funds in the future to fund our operations, deliver our products, to expand or enhance our products and services or to respond to competitive pressures or perceived opportunities. We cannot make any assurance that additional financing will be available on acceptable terms, or at all. If adequate funds are not available or not available on acceptable terms, our business and financial results may suffer.

     If we raise additional funds by issuing equity securities, further dilution to our then existing stockholders will result and the terms of the financing may adversely affect the holdings or the rights of such stockholders. In addition, the terms and conditions of debt financing may result in restrictions on our operations. We could be required to seek funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates or products which we would otherwise pursue on our own.

FLUCTUATIONS IN OUR RESULTS OF OPERATIONS MAKE IT DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE AND MAY RESULT IN VOLATILITY IN THE MARKET PRICE OF OUR COMMON STOCK

     Our quarterly operating results have fluctuated in the past and may fluctuate significantly in the future. Most of our expenses are fixed in the short-term, and we may not be able to reduce spending quickly if our revenue is lower than expected. In addition, our ability to forecast revenue is limited. As a result, our operating results are volatile and difficult to predict and you should not rely on the results of one quarter as an indication of future performance. Factors that may cause our operating results to fluctuate include the risks discussed in this section as well as:

     o    costs related to customization of our products and services;

     o the planned expansion of our operations, including opening new offices, and the amount and timing of expenditures related to this expansion;

     o announcements or introductions of new products and services by our competitors;

     o    software defects and other product quality problems;

     o the discretionary nature of our clients' purchasing and budgetary cycles;

     o the varying size, timing, and contractual terms of orders for our products and services; and

     o    the mix of revenue from our products and services.

     It is likely that in some future quarters our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our common stock could fall significantly.

IF WE LOSE OUR KEY PERSONNEL OR ARE UNABLE TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, OUR OPERATIONS WOULD BE DISRUPTED AND OUR BUSINESS WOULD BE HARMED

     We believe that the hiring and retaining of qualified individuals at all levels in our organization will be essential to our ability to sustain and manage growth successfully. Competition for highly qualified technical personnel is intense and we may not be successful in attracting and retaining the necessary personnel, which may limit the rate at which we can develop products and generate sales. We will be particularly dependent on the efforts and abilities of our senior management personnel. The departure of any of our senior management members or other key personnel could harm our business.

OUR SALES CYCLES VARY SIGNIFICANTLY WHICH MAKES IT DIFFICULT TO PLAN OUR EXPENSES AND FORECAST OUR RESULTS

     Our sales cycles typically range from six to twelve months or more. It is therefore difficult to predict the quarter in which a particular sale will occur and to plan our expenses accordingly. The period between our initial contact with potential clients and their licensing of our products and services varies due to several factors, including:

     o    the complex nature of our products and services;

     o    our clients' budget cycles;

     o    approval processes at municipalities and other government entities;

     o    our clients' internal evaluation and approval requirements; and

     o our clients' delays of licensing due to announcements or planned introductions of new products or services by our competitors.

     Any delay or failure to complete sales in a particular quarter could reduce our revenue in that quarter, as well as subsequent quarters over which revenue or the license would likely be recognized. If our sales cycles unexpectedly lengthen in general or for one or more large clients, it would delay our receipt of the related revenue. If we were to experience a delay of several weeks or longer on a large client, it could harm our ability to meet our forecasts for a given quarter.

OUR NEW PRODUCTS MIGHT NOT ACHIEVE MARKET ACCEPTANCE

     The market for our products is still emerging. The rate at which businesses and government entities have adopted our products has varied significantly by market and by product within each market, and we expect to continue to experience variations in the degree to which our products are accepted. Our ability to grow will depend on the extent to which our potential customers accept our products. This acceptance may be limited by:

     o the failure of prospective customers to conclude that adaptive, pattern-recognition or video-based solutions are valuable and should be acquired and used;

     o the reluctance of our prospective customers to replace their existing solutions with our products;

     o    marketing efforts of our competitors; and

     o the emergence of new technologies that could cause our products to be less competitive or obsolete.

         Because the market for our products is still in a relatively early stage of development, we cannot assess the size of the market accurately, and we have limited insight into trends that may emerge and affect our business. For example, we may have difficulty in predicting customer needs, in developing products that could address those needs and in establishing a distribution strategy for these products. We may also have difficulties in predicting the competitive environment that will develop.

OUR INTELLECTUAL PROPERTY MIGHT NOT BE PROTECTIBLE, AND, IF WE FAIL TO PROTECT AND PRESERVE OUR INTELLECTUAL PROPERTY, WE MAY LOSE AN IMPORTANT COMPETITIVE ADVANTAGE

     We rely on a combination of copyright, trademark, patent, and trade-secret laws, employee and third-party nondisclosure agreements, and other arrangements to protect our proprietary rights. Despite these precautions, it may be possible for unauthorized third parties to copy our products or obtain and use information that we regard as proprietary to create products that compete against ours. In addition, some license provisions protecting against unauthorized use, copying, transfer, and disclosure of our licensed programs may be unenforceable under the laws of certain jurisdictions and foreign countries. In addition, the laws of some countries do not protect proprietary rights to the same extent as do the laws of the United States. To the extent that we increase our international activities, our exposure to unauthorized copying and use of our products and proprietary information will increase. The scope of United States patent protection in the software industry is not well defined and will evolve as the United States Patent and Trademark Office grants additional patents. Because some patent applications in the United States are not publicly disclosed until the patent is issued or 18 months after the filing date, applications may exist that would relate to Nestor and NTS products and that are not publicly accessible. Moreover, a patent search has not been performed in an attempt to identify patents applicable to the business of Nestor and/or NTS and, even if such a search were conducted, all patents applicable to the business might not be located. On November 6, 2003, the Company filed a complaint in the United States District Court for Rhode Island against Redflex Traffic Systems Inc., alleging that Redflex's automated red light enforcement systems infringe the Company's patent. On November 25, 2003, the Company filed a complaint in the United States District Court for the District of Central California against Transol USA, Inc., alleging that Transol's automated red light enforcement systems infringe the Company's patent. We were denied a preliminary injunction in the Transol litigation, in part because we had not shown a likelihood of success on our claim that Transol's product infringes our patent. We cannot give assurance that we will be successful in either action.

WE ARE AT RISK OF CLAIMS THAT OUR PRODUCTS OR SERVICES INFRINGE THE PROPRIETARY RIGHTS OF OTHERS

     Given our ongoing efforts to develop and market new technologies and products, we may from time to time be served with claims from third parties asserting that our products or technologies infringe their intellectual property rights. If, as a result of any claims, we were precluded from using technologies or intellectual property rights, licenses to the disputed third-party technology or intellectual property rights might not be available on reasonable commercial terms, or at all. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation, either as plaintiff or defendant, could result in significant expense and divert the efforts of our technical and management personnel from productive tasks, whether or not litigation is resolved in our favor. An adverse ruling in any litigation might require us to pay substantial damages, to discontinue our use and sale of infringing products and to expend significant resources in order to develop non-infringing technology or obtain licenses to infringing technology. A court might also invalidate our patents, trademarks or other proprietary rights. A successful claim against us, coupled with our failure to develop or license a substitute technology, could cause our business, financial condition and results of operations to be adversely affected. As the number of software products increases and the functionality of these products further overlaps, we believe that our risk of infringement claims will increase.

IF WE ARE UNABLE TO SAFEGUARD THE INTEGRITY, SECURITY AND PRIVACY OF OUR DATA OR OUR CLIENTS' DATA, OUR REVENUE MAY DECLINE, OUR BUSINESS COULD BE DISRUPTED AND WE MAY BE SUED

     We need to preserve and protect our data and our clients' data against loss, corruption and misappropriation caused by system failures and unauthorized access. We could be subject to liability claims by individuals whose data resides in our databases for misuse of personal information, including unauthorized marketing purposes. These claims could result in costly litigation. Periodically, we have experienced minor systems errors and interruptions, including Internet disruptions, which we believe may occur periodically in the future. A party who is able to circumvent our security measures could misappropriate or destroy proprietary information or cause interruptions in our operations. We may be required to make significant expenditures to protect against systems failures or security breaches or to alleviate problems caused by any failures or breaches. Any failure that causes the loss or corruption of, or unauthorized access to, this data could reduce client satisfaction, expose us to liability and, if significant, could cause our revenue to decline.

NESTOR'S GROWTH STRATEGY INVOLVES NUMEROUS RISKS AND CHALLENGES

     Nestor has expanded and may seek to continue to expand its operations through the acquisition of additional businesses that complement its core skills and have the potential to increase its overall value. Nestor's future growth may depend, in part, upon the continued success of its acquisition strategy. Nestor may not be able to successfully identify and acquire, on favorable terms, compatible businesses. Acquisitions involve many risks, which could have a material adverse effect on Nestor's business, financial condition and results of operations, including:

     o acquired businesses may not achieve anticipated revenues, earnings or cash flow;

     o integration of acquired businesses and technologies may not be successful and Nestor may not realize anticipated economic, operational and other benefits in a timely manner, particularly if Nestor acquires a business in a market in which Nestor has limited or no current expertise or with a corporate culture different from Nestor's;

     o potential dilutive effect on Nestor's stockholders from continued issuance of Common Stock as consideration for acquisitions;

     o adverse effect on net income of impairment charges related to goodwill and other intangible assets and other acquisition-related charges, costs and expenses on net income;

     o competing with other companies, many of which have greater financial and other resources to acquire attractive companies, making it more difficult to acquire suitable companies on acceptable terms; and

     o disruption of Nestor's existing business, distraction of management and other resources and difficulty in maintaining Nestor's current business standards, controls and procedures.

WE FACE SUBSTANTIAL COMPETITION, WHICH MAY RESULT IN OTHERS DEVELOPING PRODUCTS AND SERVICES MORE SUCCESSFULLY THAN WE DO

     Many applications software vendors offer products that are directly competitive with CrossingGuard(R) and our other products. Many of our current and potential competitors have significantly greater financial, marketing, technical and other competitive resources than we do and may be able bring new technologies to market before we are able to do so. Some of our competitors may have a competitive advantage because of their size, market share, legacy customer relationships, enhanced driver imaging, additional products offered, and/or citation-processing experience. Current and potential competitors may establish cooperative relationships with one another or with third parties to compete more effectively against us. It is also possible that new competitors may emerge and acquire market share. If we are not successful in protecting our patents, our competitors may be able to offer enhanced products. See "-- Our Intellectual Property Might Not Be Protectible, And, If We Fail To Protect And Preserve Our Intellectual Property, We May Lose An Important Competitive Advantage."

OUR FINANCIAL RESULTS WILL DEPEND SIGNIFICANTLY ON OUR ABILITY TO CONTINUALLY DEVELOP PRODUCTS AND TECHNOLOGIES

     The markets for which our products and technologies are designed are intensely competitive and are characterized by short product lifecycles, rapidly changing technology and evolving industry standards. As a result, our financial performance will depend to a significant extent on our ability to successfully develop and enhance our products. Because of the rapidly changing technologies in the businesses in which we operate, we believe that significant expenditures for research and development and engineering will continue to be required in the future. To succeed in these businesses, we must anticipate the features and functionality that customers will demand. We must then incorporate those features and functionality into products that meet the design requirements of our customers. The success of our product introductions will depend on several factors, including:

     o    proper product definition;

     o    timely completion and introduction of enhanced product designs;

     o    the  ability  of   subcontractors   and  component   manufacturers  to
          effectively design and implement the manufacture of new or enhanced products and technologies;

     o    the quality of our products and technologies;

     o    product  and  technology   performance  as  compared  to  competitors'
          products and technologies;

     o    market acceptance of the company's products; and

     o    competitive pricing of products, services and technologies.

     We must successfully identify product and service opportunities and develop and bring our products and technologies to market in a timely manner. We have in the past experienced delays in completing the development or the introduction of new products. Our failure to successfully develop and introduce new or enhanced products and technologies or to achieve market acceptance for such products and technologies may materially harm our business and financial performance.

WE MAY NOT BE ABLE TO OBTAIN ADEQUATE ADDITIONAL CAPITAL ON ACCEPTABLE TERMS, OR AT ALL

     We may need to raise capital through debt and/or equity financing for our operations. If adequate funds are not available on acceptable terms, our ability to continue as a going concern will be adversely affected. We may need to raise capital to:

     o    maintain current operations;

     o    fulfill current and future contracts;

     o support our expansion into other states, cities, and municipalities, as well as internationally;

     o    respond to competitive pressures; and

     o    acquire   complementary   businesses  or  technologies,   should  such
          opportunities arise.

     Necessary funding may not be available on terms acceptable to us, or at all. If adequate funds were not available on acceptable terms, our ability to develop or enhance our products and services to take advantage of future opportunities or respond to competitive pressures would be significantly limited. This limitation could harm our business, operating results and financial condition.

WE OWN MARKETABLE SECURITIES AND ARE EXPOSED TO MARKET RISK

     The Company's marketable securities (primarily insured municipal and international bond funds), are exposed to market risk due to changes in U.S. interest rates and fluctuations in foreign currency exchange rates. The Company's exposure to this risk is moderately high in the short-term, although the risk may be able to be managed if the securities are not required to be sold when a loss will be realized. The securities are classified as "trading securities" and accordingly are reported at fair value with unrealized gains and losses included in other income or expense on our statement of income.

THE FAILURE OF OUR SUPPLIERS TO DELIVER COMPONENTS, EQUIPMENT AND MATERIALS IN SUFFICIENT QUANTITIES AND IN A TIMELY MANNER COULD ADVERSELY AFFECT OUR BUSINESS

     Our business employs a wide variety of components, equipment and materials from a limited number of suppliers. To date, we have found that the components, equipment and materials necessary for the development, testing, production and delivery of our products and services have sometimes not been available in the quantities or at the times we have required. Although we make every effort to assure alternative sources are available if the need arises, our failure to procure components, equipment and materials in particular quantities or at a particular time may result in delays in meeting our customer's needs, which could have a negative effect on our revenues and results of operations.

OUR FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED IF WE ARE UNABLE TO SECURE AND MAINTAIN FUTURE CONTRACTS WITH GOVERNMENT AGENCIES

     Contracts with government agencies account for substantially all of NTS's net revenues. Many of these contracts are subject to annual review and renewal by the agencies, and may be terminated at any time on short notice. Each government contract, option and extension is only valid if the agency appropriates enough funds for expenditure on such contracts, options or extensions. Accordingly, we might fail to derive any revenue from sales of software to government agencies in any given future period. If government agencies fail to renew or terminate any of these contracts, it would adversely affect our business and results of operations.

WE ARE SUBJECT TO POTENTIAL PRODUCT LIABILITY CLAIMS THAT COULD RESULT IN COSTLY AND TIME-CONSUMING LITIGATION

     Although our license agreements typically contain provisions designed to limit our exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate these limitation of liability provisions. Any product liability claim brought against us, even if unsuccessful, would likely be time-consuming and costly, and potential liabilities could exceed our available insurance coverage.

THE FAILURE OF GOVERNMENTS TO AUTHORIZE THE TICKETING OF MOTORISTS BY MAIL MAY HINDER OUR GROWTH AND HARM OUR BUSINESS

     To date, fourteen states authorize law enforcement agencies to send summonses to traffic violators through the mail. It is uncertain at this time which additional states, if any, will authorize the use of the mail to prosecute traffic violators or if there will be other changes in the states that currently allow the practice. We could be subject to differing and inconsistent laws and regulations with respect to the services we offer. If that were to happen, we may find it necessary to eliminate, modify or cancel components of our services that could result in additional development costs and the possible loss of revenue. We cannot predict whether future legislative changes or other changes in the fourteen states or other states, in the administration of traffic enforcement programs, will have an adverse effect on our business.

RISKS RELATED TO NESTOR'S COMMON STOCK

OUR COMMON STOCK PRICE IS VOLATILE AND MAY DECLINE IN THE FUTURE

     The market price of our common stock has fluctuated significantly and may be affected by our operating results, changes in our business, changes in the industries in which we conduct business, and general market and economic conditions which are beyond our control. In addition, the stock markets in general have recently experienced extreme price and volume fluctuations. These fluctuations have affected stock prices of many companies without regard to their specific operating performance. These market fluctuations may make it difficult for shareholders to sell their shares at a price equal to or above the price at which the shares were purchased. In addition, if our results of operations are below the expectations of market analysts and investors, the market price of our common stock could be adversely affected.

OUR BOARD OF DIRECTORS CAN, WITHOUT STOCKHOLDER APPROVAL, CAUSE PREFERRED STOCK TO BE ISSUED ON TERMS THAT ADVERSELY AFFECT COMMON STOCKHOLDERS

     Under our certificate of incorporation, our board of directors is authorized to issue up to 10,000,000 shares of preferred stock, of which 180,000 shares are issued and outstanding, and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by our stockholders. If the board causes any additional preferred stock to be issued, the rights of the holders of our common stock would be adversely affected. The board's ability to determine the terms of preferred stock and to cause its issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. We have no current plans to issue additional shares of preferred stock.

OUR DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS EXERCISE SIGNIFICANT CONTROL OVER THE BUSINESS AND AFFAIRS OF NESTOR, INCLUDING THE APPROVAL OF CHANGE IN CONTROL TRANSACTIONS

     Our directors, officers, and principal stockholders who own more than 5% of the outstanding common stock, and entities affiliated with them, beneficially own approximately 54.2% of our common stock. These stockholders, acting together, will be able to exert substantial influence over all matters requiring approval by our stockholders. These matters include the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, or impeding a merger, consolidation, takeover or business combination even if the transaction might be beneficial to our stockholders.

     In addition, Section 203 of the Delaware General Corporation Law restricts business combinations with any "interested stockholder" as defined by the statute. The statute may have the effect of delaying, deferring or preventing a change in control of our company.

THE PRICE OF OUR COMMON STOCK MAY DECLINE BECAUSE A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK IS AVAILABLE FOR TRADING IN THE PUBLIC

     Availability of shares of our common stock could depress the price of our common stock. A substantial amount of common stock is available for trading in the public market. The stock in the market may cause the price of our common stock to decline. In addition, if our stockholders sell substantial numbers of stock of our common stock in the public markets, the market price of our common stock could fall. These sales might also make it more difficult for us to sell equity or equity related securities at a time and price that we would deem appropriate.

     There were approximately 18,108,868 shares of our common stock outstanding as of August 12, 2004, of which 8,348,002 were freely tradeable without restrictions or further registration under the Securities Act of 1933.

OUR COMMON STOCK TRADES ON THE OTC BULLETIN BOARD AND MAY BE SUBJECT TO THE SEC'S "PENNY STOCK" RULES

     Our stockholders may find it difficult to buy, sell and obtain pricing information about, as well as news coverage of, our common stock because it is traded on the OTC Bulletin Board. Being traded on the OTC Bulletin Board, rather than on a national securities exchange, may lessen investors' interest in our securities generally and materially adversely affect the trading market and prices for those securities and its ability to issue additional securities or to secure additional financing. The price of our common stock could make it more difficult for shareholders to sell their shares. Our common stock will be subject to Rule 15g-9 under the Securities Exchange Act of 1934 as long as its price is less than $5.00 per share. The last reported sale price on August 12, 2004 was $4.45.

     A low stock price could also cause our common stock to become subject to the SEC's "penny stock" rules and the Securities Enforcement and Penny Stock Reform Act of 1990. The penny stock rules impose additional sales practice requirements on broker-dealers who sell penny stock securities to people who are not established customers or accredited investors. For example, the broker must make a special suitability determination for the buyer and the buyer must be given written consent before the sale. The rules also require that the broker-dealer:

     o send buyers an SEC-prepared disclosure schedule before completing the sale, disclose the broker's commissions and current quotations for the security;

     o disclose whether the broker-dealer is the sole market maker for the penny stock and, if so, the broker's control over the market; and

     o send monthly statements disclosing recent price information held in the customer's account and information on the limited market in penny stocks.

     These additional burdens may discourage broker-dealers from effecting transactions in Nestor's common stock. Thus, if our common stock were to fall within the definition of a penny stock, our liquidity could be reduced, and there could be an adverse effect on the trading market in its common stock.

WE HAVE NOT PAID, AND DO NOT INTEND TO PAY, DIVIDENDS AND THEREFORE, UNLESS OUR COMMON STOCK APPRECIATES IN VALUE, OUR INVESTORS MAY NOT BENEFIT FROM HOLDING OUR COMMON STOCK

     We have not paid any cash dividends since inception. We do not anticipate paying any cash dividends in the foreseeable future. As a result, our investors will not be able to benefit from owning our common stock unless the market price of our common stock becomes greater than the basis that these investors have in their shares.


               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors," that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus. The selling stockholder will receive all of the proceeds from the sale of the shares of common stock offered by this prospectus.

     The selling stockholder will pay any expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

                               SELLING STOCKHOLDER

     The shares of common stock covered by this prospectus are (i) 402,857 shares of our common stock issuable upon the conversion of the principal amount of an outstanding convertible note that we previously issued to the selling stockholder in a private placement on January 14, 2004 and (ii) 24,540 shares of our common stock issuable upon the conversion of the interest payments of be due on that convertible note.

     We do not know when or in what amounts the selling stockholder may offer shares for sale. The selling stockholder may not sell any or all of the shares offered by this prospectus. Because the selling stockholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, except for limitations on daily volume of sales by the selling stockholder described in "Plan of Distribution," we cannot estimate the number of shares that will be held by the selling stockholder after completion of the offering. For purposes of this table, however, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholder.

     Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable upon the conversion of the convertible note or upon the exercise of the warrant are deemed outstanding for computing the percentage ownership of the person holding the convertible note and the warrant but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, the person named in the table has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the persons named below.



                                    Shares of Common Stock        Number of Shares   Shares of Common Stock to be
                                  Beneficially Owned Prior to     of Common Stock      Beneficially Owned After
Name of Selling Stockholder(1)          Offering (1)(2)            Being Offered             Offering (3)
------------------------------    ---------------------------     ----------------   ----------------------------
                                     Number       Percentage                            Number        Percentage
------------------------------    ------------   ------------     ----------------   ------------    ------------
Laurus Master Fund, Ltd.(4)          667,197         3.59%            427,397             0                0


(1) The term "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer.
(2) Comprises shares of common stock issuable upon conversion of the principal amount of, and accrued interest on, a convertible note, and shares of common stock held by the selling stockholder.
(3) We cannot estimate the number of shares that will be held by the selling stockholder after completion of the offering. For purposes of this table, however, we have assumed that, after completion of the offering, none of the shares covered by this prospectus and none of the other shares held by the selling stockholder will be held by the selling stockholder.
(4) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Laurus Capital Management, L.L.C. may be deemed a control person of the shares owned by such entity. David Grin and Eugene Grin are the members of Laurus Capital Management, L.L.C., and as such, share voting and investment control over securities owned by the selling stockholder.

     The selling stockholder has not held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years, other than the private placement in which the convertible note was acquired and an earlier private placement in which the selling stockholder acquired another convertible note from us and a warrant to purchase 140,000 shares of our common stock. There is no outstanding balance on that earlier convertible note and the warrant has been exercised. The resale of the shares that the selling stockholder received upon the conversion of that earlier convertible note and the exercise of that warrant have been registered with the Securities and Exchange Commission on Registration Statement No. 333-108432.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     As of August 12, 2004, Nestor, Inc. had 40,000,000 shares of authorized capital stock. Those shares consisted of:

     o 30,000,000 shares of common stock, of which 18,108,868 shares were issued and outstanding; and

     o 10,000,000 shares of preferred stock, of which 3,000,000 shares were designated Series B Convertible Preferred Stock, of which 180,000 shares were issued and outstanding.

DESCRIPTION OF NESTOR COMMON STOCK

     DIVIDENDS. The owners of Nestor common stock may receive dividends when declared by the board of directors out of funds legally available for the payment of dividends. Nestor has no present intention of declaring and paying cash dividends on the common stock at any time in the foreseeable future.

     VOTING RIGHTS. Each share of common stock is entitled to one vote in the election of directors and all other matters submitted to stockholder vote. There are no cumulative voting rights.

     LIQUIDATION RIGHTS. If Nestor liquidates, dissolves or winds-up its business, whether voluntarily or not, Nestor's common stockholders will share equally in the distribution of all assets remaining after payment to creditors and preferred stockholders.

     PREEMPTIVE RIGHTS. The common stock has no preemptive or similar rights.

     LISTING. Nestor's common stock is traded on the Nasdaq OTC Bulletin Board under the symbol "NESO."

DESCRIPTION OF SERIES B CONVERTIBLE PREFERRED STOCK

     CONVERSION. Each share of Series B Convertible Stock is convertible, at the option of the holder, into one-tenth of a fully paid and non-assessable share of Nestor common stock.

     RANK. The Series B Convertible Preferred Stock ranks, as to dividend rights, on a parity with the Nestor common stock, on an as-converted basis. Each share of Series B Convertible Preferred Stock ranks, as to rights on liquidation, winding-up or dissolution, senior to Nestor common stock.

     LIQUIDATION PREFERENCE. Each share of Series B Convertible Preferred Stock has the right to receive upon a liquidation, winding-up or dissolution of Nestor, whether voluntary or involuntary, $1.00 per share before any distribution is made to the holders of Nestor common stock or on any other class of stock ranking junior to the Series B Convertible Preferred Stock.

     DIVIDENDS. Holders of Series B Convertible Preferred Stock shall be entitled to receive, when and as declared by the board of directors, dividends(or other distributions) equal to the amount of dividends (or other distributions) declared and paid on the number of shares of Nestor Common Stock into which such Series B Convertible Preferred Stock may be converted.

     VOTING RIGHTS. Holders of Series B Convertible Preferred Stock have the same voting rights as the holders of Nestor Common Stock on an as-converted basis.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is (i) a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock or (ii) an affiliate or associate of Nestor who was the owner, together with affiliates and associates, of 15% or more of our outstanding voting stock at any time within the 3-year period prior to the date for determining whether such person is "interested".

     Our certificate of incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, our certificate of incorporation and By-laws contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

                       DESCRIPTION OF THE CONVERTIBLE NOTE

GENERAL

     On January 14, 2004, we issued a secured convertible term note to Laurus Master Fund, Ltd., the selling stockholder, in the principal amount of $1,500,000 pursuant to a securities purchase agreement between us and Laurus. The note was amended on August 9, 2004. As of August 9, 2004, the outstanding principal balance on the note was $1,357,500 and $1,867 of interest was accrued.

     The note bears interest at the prime rate plus 1.25% per year, subject to a floor of 5.25% per year. For calculating the rate of interest on the note, "prime rate" means the interest rate published in the Wall Street Journal as the "prime rate." The note matures on January 14, 2006. We granted to Laurus a first priority security interest in four of our municipal contracts to secure our obligations under the note pursuant to the securities purchase agreement and a security agreement dated July 31, 2004 between us and Laurus.

REPAYMENT

     Principal on the note is to be repaid in accordance with the following schedule:

                May 1, 2004                         $ 15,000
                June 1, 2004                          30,000
                July 1, 2004                          45,000
                August 1, 2004                        52,500
                September 1, 2004                     52,500
                October 1, 2004                       60,000
                November 1, 2004                      60,000
                December 1, 2004                      60,000
                January 1, 2005                       67,500
                February 1, 2005                      67,500
                March 1, 2005                         67,500
                April 1, 2005                         75,000
                May 1, 2005                           75,000
                June 1, 2005                          75,000
                July 1, 2005                          82,500
                August 1, 2005                        82,500
                September 1, 2005                    105,000
                October 1 ,2005                      105,000
                November 1 ,2005                     105,000
                December 1 ,2005                     105,000
                January 1 ,2006                      112,500

     We have the option of prepaying the note in full before the maturity of the note by paying to Laurus a sum of money equal to 115% of the outstanding principal amount of the note plus all accrued and unpaid interest on the note.

CONVERSION

     The note is convertible into shares of our common stock at a fixed conversion price of $3.50 per share.With each principal payment listed in the table above, all accrued but unpaid interest is to be paid. Those principal and interest payments are payable at our option in cash or shares of our common stock, subject to price and volume requirements. We cannot choose to make scheduled payments with shares of our common stock until the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission. Also, we cannot choose to make scheduled payments with shares of our common stock while an event of default exists. If we make a scheduled payment in cash, in addition to the scheduled principal amount and accrued but unpaid interest, we must pay an additional amount equal to 3% of the scheduled principal amount.

     In the event that the closing price of our common stock is greater then 120% of the fixed conversion price for a period of at least ten consecutive trading days, we may, at our sole option, require the conversion at the fixed conversion price of all or a portion of the outstanding principal amount of the note, together with accrued interest on the amount being prepaid, as of the date we provide written notice of the call. The call date shall be at least twenty trading days following the date of the call notice provided that a registration statement covering the shares of common stock issuable upon conversion of the note is effective. Our right to issue a call notice is subject to the limitation that the number of shares of common stock issued in connection with any call notice shall not exceed 25% of the aggregate dollar trading volume of our common stock for the eleven trading days immediately preceding the call date. If the price of our common stock falls below 120% of the fixed conversion price during the twenty trading day period immediately preceding the call date, then Laurus will be required to convert only such amount of the note as shall equal 25% of the aggregate dollar trading volume for each day that our common stock has exceeded 120% of the fixed conversion price.

     Laurus has the right to choose to convert all or a portion of the principal amount of the note to our common stock at any time, so long as the last reported closing price for our common stock was greater than the fixed conversion price and the registration statement of which this prospectus is a part has been declared effective by the Secutities and Exchange Commission.

     If the shares of our common stock are subdivided or combined into a greater or smaller number of shares of common stock, or if a dividend is paid on our common stock in shares of common stock, the fixed conversion price will be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each case by the ratio of the total number of shares of our common stock outstanding immediately after the event to the total number of shares of our common stock outstanding immediately before the event.

COVENANTS

     Pursuant to the securities purchase agreement, until we have paid all of our obligations under the note, we have continuing covenants to Laurus, including that:

     o    We will  advise  Laurus,  promptly  after we  receive  any  notices of issuance by the Securities and Exchange Commission, any state securities commission or any other regulatory authority of any stop order or of any order preventing or suspending any offering of any of our securities, or of the suspension of the qualification of our common stock for offering or sale in any jurisdiction, or the initiation of any proceeding for any that purpose.

     o We will maintain the quotation or listing of our common stock on the OTC Bulletin Board or on the Pink Sheets, NASDAQ SmallCap Market, NASDAQ National Market, American Stock Exchange or New York Stock Exchange and comply with our reporting, filing and other obligations under the bylaws or rules of the National Association of Securities Dealers and the markets on which our common stock is listed or quoted.

     o We will timely file with the SEC all reports required to be filed pursuant to the Exchange Act and we will not terminate our status as an issuer required by the Exchange Act to file reports thereunder even if the Exchange Act or the rules or regulations thereunder would permit such termination..

     o We will use the proceeds of the sale of the note to finance the construction, installation and maintenance of its traffic surveillance systems.

     o We will permit any representatives designated by Laurus or its succesors, upon reasonable notice and during normal business hours, at such person's expense and accompanied by a our representative, to (a) visit and inspect any of our properties, (b) examine our corporate and financial records of the Company (unless such examination is not permitted by federal, state or local law or by contract) and make copies thereof or extracts therefrom and (c) discuss the affairs, finances and accounts of any such corporations with our directors, officers and independent accountant, except that we will not provide any material, non-public information to Laurus unless Laurus signs a confidentiality agreement and otherwise complies with Regulation FD, under the federal securities laws.

     o We will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon our income, profits, property or business; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof is being contested in good faith by appropriate proceedings and if we have set aside on its books adequate reserves with respect thereto, and provided, further, that we will pay all such taxes, assessments, charges or levies upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

     o We will keep our assets which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion and other risks customarily insured against by companies in similar business similarly situated as we are; and we will maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar business similarly situated as we are and to the extent available on commercially reasonable terms.

     o We shall maintain in full force and effect our corporate existence, rights and franchises and all licenses and other rights to use intellectual property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business.

     o We will keep our properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time, we will make all needed and proper repairs, renewals, replacements, additions and improvements thereto; and we will at all times comply with each provision of all leases to which we are a party or under which we occupy property if the breach of such provision could reasonably be expected to have a material adverse effect.

     o We will submit the text of any public announcement using the Laurus's name to Laurus before its dissemination, unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

     o For so long as 50% of the principal amount of the note is outstanding, we, without the prior written consent of Larus, will not:

               o    directly or indirectly declare or pay any dividends;

               o    liquidate, dissolve or effect a material reorganization;

               o become subject to (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict our right to perform the provisions of the securities purchase agreement or any of the agreements contemplated thereby; or

               o    materially alter or change the scope of our business.

EVENTS OF DEFAULT

The following are events of default under the note:

     o If we do not pay any installment of principal, interest or other fees on the note or on any other promissory note issued under the securities purchase agreement and the note, when due and our failure to pay continues for 14 business days after the due date.

     o If we breach any material covenant or other term or condition of the note or the securities purchase agreement in any material respect and the breach, if curable, continues for 20 days after Laurus gives us written notice;

     o If any material representation or warranty that we made in the note, the securities purchase agreement, or in any agreement, statement or certificate that we gave Laurus in writing pursuant to the note or in connection with the note is false or misleading and is not cured for 20 business days after Laurus gives us written notice;

     o If we (i) apply for, consent to, or suffer to exist the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or other fiduciary of itself or of all or a substantial part of our property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) are adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors,
          (vi) acquiesce to, or fail to have dismissed, within 90 days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

     o If any money judgment, writ or similar final process shall be entered or filed against us or any of our property or other assets for more than $500,000, and that judgment, writ or process remain unvacated, unbonded or unstayed for 90 days;

     o If an SEC issues a stop order on our common stock for 5 consecutive days or 5 days during a period of 10 consecutive days, or

     o If we do not timely deliver shares of our common stock to Laurus pursuant to and in the form required by the note and the securities purchase agreement, or if required a replacement note when due and our failure to do so continues for 7 business days after the due date.

     If there is an event of default under the note, our right to elect to make the scheduled payments by delivery of our common stock, our right to require the conversion of all or part of the outstanding principal balance and accrued but unpaid interest to our common stock and our right to prepay the note are suspended until the event of default has been cured or waived by Laurus. After an event of default and the expiration of any grace period, Laurus may elect to require us to pay all amounts due under the note within 5 days. If Laurus elects to require us to pay all amounts due under the note within 5 days, the amount due under the note will be 130% of the outstanding principal amount of the note plus accrued and unpaid interest and fees, if any until the event of default is cured or waived by Laurus.

     If after that 5 day period we have not repaid in full the amount then due under the note, the conversion price under the note will be reduced to the lower of (i) the conversion price; or (ii) 70% of the average of the three lowest closing prices for our common stock for the 30 trading days before but not including the date of a conversion until the event of default is cured or waived in writing by Laurus.

                              PLAN OF DISTRIBUTION

     This prospectus covers 427,397 shares of our common stock. All of the shares offered are being sold by the selling stockholder. We will not realize any proceeds from the sale of the shares by the selling stockholder.

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholder. The term "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer.

     The selling stockholder has agreed to limit the volume of its sales of shares of our common stock to a percentage of the total daily volume of open market sales of our common stock on its principal trading market whenever the previous trading day's volume weighted average price for shares of our common stock is between $2.00 and $5.00 per share (inclusive) until January 14, 2008. The percentage to which the selling stockholder will limit sales varies with the previous day's volume weighted average price. If the relevant price is $2.00 or more and less than $3.00, the limit is 15% of the daily volume on the day of the sale; if the relevant price is $3.00 or more and less than $4.00, 22% of the daily volume on the day of the sale; and if the relevant price is $4.00 or more and not greater than $5.00, 30% of the daily volume on the day of the sale. The selling stockholder may seek, and we may give, our approval to exceed those volume limitations in negotiated transactions. The limitations described in this paragraph apply to all sales of our common stock by the selling stockholder, whether pursuant to this prospectus or otherwise.

     Except for those volume limitations, the selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholder may sell its shares by one or more of, or a combination of, the following methods:

     o    purchases  by  a  broker-dealer   as  principal  and  resale  by  such
          broker-dealer for its own account pursuant to this prospectus;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o    an over-the-counter distribution;

     o    in privately negotiated transactions; and

     o    in options transactions.

     In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholder may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     In effecting sales, broker-dealers or agents engaged by the selling stockholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholder in amounts to be negotiated immediately prior to the sale.

     In offering the shares covered by this prospectus, the selling stockholder and any broker-dealers who execute sales for the selling stockholder may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholder and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. In addition, we will make copies of this prospectus available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     We have agreed to indemnify the selling stockholder against certain liabilities, including certain liabilities under the Securities Act.

     We have agreed with the selling stockholder to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of:

     o such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement; or

     o such time as all of the shares held by the selling stockholder may be sold to the public without registration or restriction pursuant to Rule 144 of the Securities Act., in the reasonable opinion of counsel to the selling stockholder; or

     o    January 14, 2006.

                                  LEGAL MATTERS

     The validity of the shares offered by this prospectus has been passed upon by Partridge Snow & Hahn LLP, Providence, Rhode Island. Benjamin M. Alexander, of counsel to Partridge Snow & Hahn, LLP, serves as Secretary of each of Nestor and its subsidiaries.

                                     EXPERTS

     Carlin, Charron & Rosen LLP, independent auditors, have audited our consolidated financial statements at December 31, 2003 and 2002, and for the years then ended, as set forth in their report. Ernst & Young LLP, independent auditors, have audited our consolidated financial statements for the year ended December 31, 2001, as set forth in their report which contains an explanatory paragraph describing conditions that raise substantial doubt about Nestor's ability to continue as a going concern as described in Note 1 to the consolidated financial statements. We have included our financial statements at December 31, 2003 and December 31, 2002 and for each of the years in the three year period ended December 31, 2003 in this prospectus and elsewhere in the registration statement in reliance on their reports given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus automatically updates and supersedes previously filed information. We are incorporating by reference the documents listed below and all of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement.

The following documents filed by Nestor with the SEC are incorporated herein by reference:

     o Our Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC on March 29, 2004 and amended by Amendment Number 1 on Form 10-K/A, as filed with the SEC on April 19, 2004.

     o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, as filed with the SEC on May 12, 2004.

     o    Our  Current  Report on Form 8-K, as filed with the SEC on January 15,
          2004..

     o    Our  Current  Report on Form 8-K, as filed with the SEC on January 28,
          2004.

     o    Our Current Report on Form 8-K, as filed with the SEC on June 8, 2004.

     o    Our  Current  Report  on Form 8-K,  as filed  with the SEC on June 30,
          2004.

     o    Our  Current  Report  on Form 8-K,  as filed  with the SEC on July 23,
          2004.


     Upon request, we will provide you, at no cost to you, a copy of any or all of the information that has been incorporated by reference in this prospectus. Requests may be made by email (investor@nestor.com) or telephone or by writing to:

                                  Nestor, Inc.
                         400 Massasoit Avenue, Suite 200
                    East Providence, Rhode Island 02914-2020
                           Attention: Nigel P. Hebborn
                                 (401) 434-5522